Item 77D - DWS Small Mid Cap
Growth VIP (formerly DWS
Small Cap Growth VIP) and
DWS Alternative Asset Allocation
Plus VIP (each a series of DWS
Variable Series II)

At a meeting held on January 11-12,
2011, the Board of Trustees of DWS
Small Cap Growth VIP, a series of
DWS Variable Series II, approved a
name change to DWS Small Mid
Cap Growth VIP, effective on May
1, 2011.

The fund's Board also approved
certain changes to the fund's
investment objective as follows:

The fund seeks long-term capital
appreciation.

The fund's Board also approved
certain changes to the fund's
investment strategy as follows:

Under normal circumstances, the
fund invests at least 80% of net
assets, plus the amount of any
borrowings for investment purposes,
in common stocks and other equity
securities of small and mid-sized US
companies.


At a meeting held on March 8-9,
2011, the Board of Trustees of DWS
Alternative Asset Allocation Plus
VIP, a series of DWS Variable
Series II, approved the termination
of the sub-sub-advisory agreements
between RREEF America LLC and
each of Deutsche Investments
Australia Limited, Deutsche
Alternatives Asset Management
(Global) Limited and Deutsche
Asset Management (Hong Kong)
Limited on behalf of DWS
Alternative Asset Allocation Plus
VIP, effective March 9, 2011.







E:\Electronic Working Files\03 - NSAR\2011\6-
30-11\DWS Variable Series II\03-
Exhibits\Exhibit 77D Small Cap Growth VIP  and
Alternative Asset Allocation VIP.doc